EXHIBIT 99.1

STRYKER REPORTS 7% SALES GROWTH, 10% NET EARNINGS GROWTH

FOR QUARTER ENDED DECEMBER 31, 2009

Kalamazoo, Michigan - January 26, 2010 - Stryker Corporation (NYSE:SYK) reported operating results for the quarter and year ended December 31, 2009 as follows:

Fourth Quarter Highlights

•	Net sales increased 2.5% on a constant currency basis (6.8% increase as reported) to $1,834 million
•	Orthopaedic Implant sales increased 4.7% on a constant currency basis (9.7% increase as reported)
•	MedSurg Equipment sales decreased 0.7% on a constant currency basis (2.5% increase as reported)
•	Adjusted net earnings increased 10.3% from $299 million to $330 million and adjusted diluted net earnings per share increased 10.8% from $0.74 to $0.82
•	Reported net earnings increased 10.2% from $278 million to $306 million and reported diluted net earnings per share increased 10.1% from $0.69 to $0.76
•	Completed the acquisition of Ascent Healthcare

Highlights for the Year Ended December 31, 2009

•	Net sales increased 1.7% on a constant currency basis (0.1% increase as reported) to $6,723 million
•	Orthopaedic Implants sales increased 5.7% on a constant currency basis (3.8% increase as reported)
•	MedSurg Equipment sales decreased 4.1% on a constant currency basis (5.4% decrease as reported)
•	Adjusted net earnings increased 0.9% from $1,170 million to $1,180 million and adjusted diluted net earnings per share increased 4.2% from $2.83 to $2.95
•	Reported net earnings decreased 3.5% from $1,148 million to $1,107 million and reported diluted net earnings per share decreased 0.4% from $2.78 to $2.77

"We are pleased to have finished 2009 on a solid note after navigating a particularly challenging environment throughout the year. Our Orthopaedic Implant business continues to achieve solid results while our MedSurg business reinforces our conviction that the capital equipment market has stabilized. As we look ahead to 2010, we believe our broad geographic footprint and diverse product offering positions us well to deliver on our commitments," commented Stephen P. MacMillan, Chairman, President and Chief Executive Officer.

Net sales increased 6.8% to $1,834 million for the fourth quarter of 2009 and increased 0.1% to $6,723 million for the year ended December 31, 2009. On a constant currency basis, net sales increased 2.5% in the fourth quarter and 1.7% for the year.

During the fourth quarter of 2009, the Company settled an outstanding patent infringement lawsuit and received $63 million in damages, attorney fees and interest pursuant to a confidential settlement agreement and will record a gain of $63 million ($43 million net of income taxes).  In addition, during the fourth quarter of 2009, the Company repatriated $787 million of cash from foreign earnings to the United States and recorded a charge of $67 million to recognize the income tax expense and related liability associated with the repatriation.  The repatriated cash was used to fund the acquisition of Ascent Healthcare and will also be used for previously announced initiatives including the share repurchase authorization.

Excluding the impacts of the patent litigation gain, the income tax charge associated with the repatriation of cash from foreign earnings and previously announced restructuring charges recorded in 2008, adjusted net earnings for the fourth quarter of 2009 of $330 million increased 10.3% over adjusted net earnings of $299 million for the fourth quarter of 2008 and adjusted diluted net earnings per share for the fourth quarter of 2009 of $0.82 increased 10.8% over adjusted diluted net earnings per share of $0.74 for the fourth quarter of 2008.  Excluding the impacts of the patent litigation gain, the income tax charge associated with the repatriation of cash from foreign earnings and previously announced restructuring charges recorded in 2009 and 2008, adjusted net earnings for the year ended December 31, 2009 of $1,180 million increased 0.9% over adjusted net earnings of $1,170 million for the year ended December 31, 2008 and adjusted diluted net earnings per share for the year ended December 31, 2009 of $2.95 increased 4.2% over adjusted diluted net earnings per share of $2.83 for the year ended December 31, 2008.

Net earnings for the fourth quarter of 2009 were $306 million, representing a 10.2% increase over net earnings of $278 million for the fourth quarter of 2008.  Diluted net earnings per share for the fourth quarter of 2009 increased 10.1% to $0.76 compared to $0.69 for the fourth quarter of 2008.  Net earnings for the year ended December 31, 2009 were $1,107 million, representing a 3.5% decrease from net earnings of $1,148 million for the year ended December 31, 2008.  Diluted net earnings per share for the year ended December 31, 2009 decreased 0.4% to $2.77 from $2.78 for the year ended December 31, 2008.

2009 Sales Analysis

Domestic sales increased 2.6% in the fourth quarter and 0.8% for the year. International sales increased 14.6% in the fourth quarter and decreased 1.2% for the year. The impact of foreign currency comparisons to the dollar value of international sales was favorable by $73 million in the fourth quarter and unfavorable by $110 million for the year ended December 31, 2009. On a constant currency basis, international sales increased 2.2% in the fourth quarter and 3.3% for the year.

Worldwide sales of Orthopaedic Implants increased 9.7% in the fourth quarter and 3.8% for the year. On a constant currency basis, sales of Orthopaedic Implants increased 4.7% in the fourth quarter and 5.7% for the year.

Worldwide sales of MedSurg Equipment increased 2.5% in the fourth quarter and decreased 5.4% for the year. On a constant currency basis, sales of MedSurg Equipment decreased 0.7% in the fourth quarter and decreased 4.1% for the year.

2010 Outlook

The financial forecast for 2010 includes a constant currency net sales increase of 5% to 8% as a result of growth in shipments of Orthopaedic Implants and MedSurg Equipment. If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be favorably impacted by approximately 4% to 5% in the first quarter of 2010 and by approximately 1.5% to 2.5% for the full year of 2010. The Company projects that diluted net earnings per share for 2010 will be in the range of $3.20 to $3.30, an increase of 8% to 12% over adjusted diluted net earnings per share of $2.95 in 2009.

Conference Call

As previously announced the Company will host a conference call for financial analysts at 4:30 p.m., Eastern Time, today to discuss the Company's operating results for the quarter and year ended December 31, 2009 and provide an operational update.  To participate in the conference call dial 800-510-0146 (domestic) or 617-614-3449 (international) and enter the participant passcode 21843064. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 7:30 p.m., Eastern Time, on Tuesday, January 26, 2010, until 7:30 p.m. on Tuesday, February 2, 2010. To hear this recording you may dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 75889578.

Forward-Looking Statements

Certain statements made in this press release may constitute forward-looking statements. They will be based upon management's current expectations and will be subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; unfavorable resolution of tax audits; changes in financial markets; and changes in the competitive environment.  Additional information concerning these and other factors is contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, and spinal surgeries; surgical equipment and surgical navigation systems; endoscopic and communications systems; patient handling and emergency medical equipment; as well as other medical device products used in a variety of medical specialties. For more information about Stryker, please visit www.stryker.com.

STRYKER CORPORATION
For the Three Month and Year Ended December 31, 2009
(Unaudited - In Millions Except Per Share Amounts)

	Fourth Quarter			Year Ended December 31
CONDENSED STATEMENTS OF EARNINGS	2009	2008	% Change	2009	2008	% Change

Net sales	$ 1,834.2	$ 1,718.2	6.8	$ 6,723.1	$ 6,718.2	0.1
Cost of sales	593.2	556.0	6.7	2,183.7	2,131.4	2.5

GROSS PROFIT	1,241.0	1,162.2	6.8	4,539.4	4,586.8	(1.0)
% of Sales	67.7	67.6		67.5	68.3

Research, development and
engineering expenses	89.5	99.8	(10.3)	336.2	367.8	(8.6)
Selling, general and
administrative expenses	628.7	647.6	(2.9)	2,506.3	2,625.1	(4.5)
Intangibles amortization	8.8	9.6	(8.3)	35.5	40.0	(11.3)
Restructuring charges	-	34.9	(100.0)	67.0	34.9	92.0

	727.0	791.9	(8.2)	2,945.0	3,067.8	(4.0)

OPERATING INCOME	514.0	370.3	38.8	1,594.4	1,519.0	5.0
% of Sales	28.0	21.6		23.7	22.6

Other income (expense)	9.1	9.8	(7.1)	29.5	61.2	(51.8)

EARNINGS BEFORE INCOME TAXES	523.1	380.1	37.6	1,623.9	1,580.2	2.8

Income taxes	217.1	102.4	112.0	516.5	432.4	19.4

NET EARNINGS	$ 306.0	$ 277.7	10.2	$ 1,107.4	$ 1,147.8	(3.5)

Net earnings per share
Basic	$ 0.77	$ 0.70	10.0	$ 2.79	$ 2.81	(0.7)
Diluted net earnings per share	$ 0.76	$ 0.69	10.1	$ 2.77	$ 2.78	(0.4)

Average Shares Outstanding
Basic	397.8	399.5		397.4	408.1
Diluted	400.4	402.9		399.4	413.6

RECONCILIATION OF REPORTED NET EARNINGS TO ADJUSTED NET EARNINGS

	Fourth Quarter			Year Ended December 31
	2009	2008	% Change	2009	2008	% Change
NET EARNINGS
Reported net earnings	$ 306.0	$ 277.7	10.2	$ 1,107.4	$ 1,147.8	(3.5)
Restructuring charges	-	21.7	(100.0)	48.4	21.7	123.0
Patent litigation gain	(42.9)	-	-	(42.9)	-	-
Income taxes on repatriation of foreign earnings	67.1	-	-	67.1	-	-
Adjusted net earnings	$ 330.2	$ 299.4	10.3	$ 1,180.0	$ 1,169.5	0.9

DILUTED NET EARNINGS PER SHARE
Reported diluted net earnings per share	$ 0.76	$ 0.69	10.1	$ 2.77	$ 2.78	(0.4)
Restructuring charges	$ -	$ 0.05	(100.0)	$ 0.12	$ 0.05	140.0
Patent litigation gain	$ (0.11)	$ -	-	$ (0.11)	$ -	-
Income taxes on repatriation of foreign earnings	$ 0.17	$ -	-	$ 0.17	$ -	-
Adjusted diluted net earnings per share	$ 0.82	$ 0.74	10.8	$ 2.95	$ 2.83	4.2

STRYKER CORPORATION
For the Three Month and Year Ended December 31, 2009
(Unaudited - In Millions)

	Fourth Quarter				Year Ended December 31
			% Change				% Change
				Constant				Constant
CONDENSED SALES ANALYSIS	2009	2008	Reported	Currency	2009	2008	Reported	Currency

Domestic	$ 1,158.6	$ 1,128.7	2.6	2.6	$ 4,317.4	$ 4,282.2	0.8	0.8
International	675.6	589.5	14.6	2.2	2,405.7	2,436.0	(1.2)	3.3

NET SALES	$ 1,834.2	$ 1,718.2	6.8	2.5	$ 6,723.1	$ 6,718.2	0.1	1.7

Orthopaedic Implants	$ 1,115.6	$ 1,016.9	9.7	4.7	$ 4,119.7	$ 3,967.5	3.8	5.7
MedSurg Equipment	718.6	701.3	2.5	(0.7)	2,603.4	2,750.7	(5.4)	(4.1)

NET SALES	$ 1,834.2	$ 1,718.2	6.8	2.5	$ 6,723.1	$ 6,718.2	0.1	1.7

	Fourth Quarter
	% Change
	Domestic	International		Total
			Constant		Constant
SUPPLEMENTAL SALES GROWTH ANALYSIS	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	7	13	0	10	4
Knees	10	13	(1)	11	7
Trauma	11	15	3	13	6
Spine	4	26	14	9	6
Craniomaxillofacial	15	17	5	16	12
Total Orthopaedic Implants	7	14	1	10	5

MedSurg Equipment sales:
Surgical equipment and surgical navigation systems	(1)	19	6	4	1
Endoscopic and communications systems	2	19	6	7	3
Patient handling and emergency medical equipment	(11)	4	(6)	(8)	(10)
Total MedSurg Equipment	(2)	16	4	2	(1)

	Year Ended December 31
	% Change
	Domestic	International		Total
			Constant		Constant
	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	6	(2)	4	2	5
Knees	10	(5)	0	4	6
Trauma	10	2	4	5	6
Spine	11	9	12	10	11
Craniomaxillofacial	13	(2)	2	8	9
Total Orthopaedic Implants	7	(1)	3	4	6

MedSurg Equipment sales:
Surgical equipment and surgical navigation systems	2	(2)	3	1	2
Endoscopic and communications systems	(5)	6	11	(2)	(1)
Patient handling and emergency medical equipment	(23)	(17)	(12)	(22)	(20)
Total MedSurg Equipment	(7)	(2)	3	(5)	(4)

STRYKER CORPORATION
(Unaudited - In Millions)

	December 31	December 31
CONDENSED BALANCE SHEETS	2009	2008

ASSETS

Cash and cash equivalents	$ 658.7	$ 701.1

Marketable securities	2,296.1	1,494.5

Accounts receivable (net)	1,147.1	1,129.5

Inventories	943.0	952.7

Other current assets	806.3	701.5

TOTAL CURRENT ASSETS	5,851.2	4,979.3

Property, Plant and Equipment (net)	947.6	963.8

Goodwill and Other Intangibles (net)	1,591.5	935.5

Other Assets	681.0	724.7

TOTAL ASSETS	$ 9,071.3	$ 7,603.3

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$ 1,441.0	$ 1,462.1

Other Liabilities	1,035.2	734.5

Shareholders' Equity	6,595.1	5,406.7

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$ 9,071.3	$ 7,603.3

STRYKER CORPORATION
For the Three Month and Year Ended December 31, 2009
(Unaudited - In Millions)

	Fourth Quarter		Year Ended December 31
CONDENSED STATEMENTS OF CASH FLOWS	2009	2008	2009	2008

OPERATING ACTIVITIES

Net earnings	$ 306.0	$ 277.7	$ 1,107.4	$ 1,147.8

Depreciation	47.3	37.4	165.2	155.4

Amortization	57.5	55.7	220.1	232.2

Restructuring charges	-	34.9	67.0	34.9

Changes in working capital and other	129.3	13.6	(99.0)	(394.4)

NET CASH PROVIDED BY OPERATING ACTIVITIES	540.1	419.3	1,460.7	1,175.9

INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(552.5)	(3.4)	(570.2)	(14.2)

Proceeds from (purchases of) marketable securities, net	(230.6)	36.3	(628.4)	470.9

Purchases of property, plant and equipment	(41.7)	(46.1)	(131.3)	(155.2)

Proceeds from sales of property, plant and equipment	-	8.2	1.5	8.6

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(824.8)	(5.0)	(1,328.4)	310.1

FINANCING ACTIVITIES

Borrowings (repayments) of debt, net	0.1	0.8	(2.7)	6.7

Dividends paid	(39.8)	-	(198.4)	(135.6)

Repurchase and retirement of common stock	-	(404.0)	-	(1,000.0)

Other	25.7	38.1	7.8	82.8

NET CASH USED IN FINANCING ACTIVITIES	(14.0)	(365.1)	(193.3)	(1,046.1)

Effect of exchange rate changes on cash and cash equivalents	(2.9)	(16.1)	18.6	(29.3)

CHANGE IN CASH AND CASH EQUIVALENTS	$ (301.6)	$ 33.1	$ (42.4)	$ 410.6

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269/385-2600